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                                  EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

Presley Homes (formerly The Presley Companies)

     State of Incorporation: California

Presley CMR, Inc.

     State of Incorporation: California

HSP Inc.

     State of Incorporation: California

Presley Mortgage Company

     State of Incorporation: California

Presley Southwest, Inc.

     State of Incorporation: Arizona

Other names under which The Presley Companies conducts business:

     Presley of Southern California
     Presley of Northern California
     Presley of San Diego
     Presley of Central California
     Presley of Arizona
     Presley of Illinois
     Presley of New Mexico
     Presley of Nevada
     Presley of the Southwest
     Carmel Mountain Ranch
     Presley Sports Management Group
     Palm Desert Resorter
     Horsethief Canyon Partners
     BCED/Presley Corona Hills
     Sun Lakes Country Club
     American Self Storage
     Oakhurst Country Club